AGREEMENT AND GENERAL RELEASE

This Agreement (the “Agreement”) is between Lindon G. Robertson (“Robertson”), including any executor, administrator, representative, agent, attorney, heir, assign, and anyone acting by or for Robertson or on Robertson’s behalf (collectively, with Robertson, referred to as the “Robertson Group”), and GrafTech International Holdings Inc. (“GrafTech”), which together with GrafTech’s affiliated companies, and including its and their directors, officers, employees, agents, attorneys, insurers, reinsurers, employee benefit plans and the fiduciaries and agents of said plans, are collectively, with GrafTech, referred to as the “GrafTech Group”. Robertson and GrafTech are referred to collectively as the “Parties.” The Parties agree as follows:

1.Termination Date. Robertson’s employment with GrafTech will terminate effective September 5, 2013 (“Employment Termination Date”).
2.Consideration. In consideration for Robertson’s promises and obligations under this Agreement, GrafTech agrees to provide the following benefits:

a)
GrafTech will pay Robertson $200,000, less applicable payroll deductions (the “Amount”) representing six months’ salary at Robertson’s base rate of pay. GrafTech will pay the Amount incrementally on a consecutive semi-monthly basis during the above six month period. GrafTech promises to pay the first installment of the Amount within 14 business days after GrafTech’s receipt of (1) an original of this Agreement signed by Robertson and (2) a letter from Robertson in the form attached hereto as Exhibit “A.”

b)
Robertson will retain right to 30,279 unvested shares as restricted stock; 6,200 shares will time vest as of November 27, 2013; 4,133 shares will time vest on December 13, 2013, and 19,946 shares will time vest on July 18, 2014. All (1) vested options and (2) options that were scheduled to vest prior to March 31, 2014 (which unvested options would otherwise have been forfeited) will be retained and will be exercisable through March 31, 2015, subject to the other terms and conditions of the applicable award agreement. It is understood that (1) all other unvested restricted shares and unvested options are forfeited as of the date hereof, and (2) all outstanding performance share units will be earned and vest in accordance with and subject to the terms and conditions of the applicable Award agreement.

c)
Eligibility to continue group medical and dental coverage for up to six (6) months under the same premium arrangements as active employees and for an additional twelve (12) months at rates applicable under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or until eligible for coverage under another group plan. The continuation of medical and dental coverage will be coordinated with applicable state and federal laws. Any such continuation of coverage will be included as part of the continuation of benefits under COBRA.

3.    No Consideration Absent Execution of this Agreement. Robertson acknowledges and agrees that GrafTech has no obligation to provide the consideration set forth in Paragraph 2 and elsewhere in this Agreement, and that GrafTech would not have provided it, except pursuant to this Agreement. Nothing in this Agreement, including the payment of any sum by GrafTech, constitutes an admission by GrafTech of any legal wrong prohibited by local, state, and federal law, contract, or tort, rule or regulation in connection with the employment and termination of Robertson’s employment.
4.    General Release of All Claims. Robertson, for himself and on behalf of the Robertson Group, hereby waives all claims waivable by law against any member of the GrafTech Group, and releases each member of the GrafTech Group of and from any claims, demands, actions, liabilities or damages (including attorneys’ fees), whether known or now unknown, arising out of or relating in any way whatsoever to Robertson’s employment, association with, or separation from any member of the GrafTech Group through the date Robertson signs this Agreement, provided, that nothing in this waiver and release shall waive or release any right(s) Robertson has, or may have, to indemnification or contribution (or both) from the GrafTech Group or any of its constituent members, or any right(s) to any related directors’ and officers’ or similar insurance coverage, arising out of or relating in any way whatsoever to Robertson’s employment or association with the GrafTech Group or any of its constituent members. This waiver and release includes, but is not limited to, rights or claims that arise under any federal, state and local constitutions, statutes, ordinances and regulations. These include but are not limited to:

a)
claims, actions, causes of action or liabilities arising under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621-634) (the “ADEA”), and any other federal, state or municipal employment discrimination statutes pursuant to which claims based on age may be asserted against the GrafTech Group; and/or

b)	claims, actions, causes of action or liabilities arising under any federal, state or municipal employment discrimination statutes, as amended, including, but not limited to:

i.	claims of race, color, sex, national origin and religious discrimination or harassment in employment or other claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.,

ii.	the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.,

iii.	the Labor Management Relations Act, 29 U.S.C. § 141 et seq.,

iv.	the Family and Medical Leave Act, 29 U.S.C. § 5601 et seq.,

v.	the Employee Retirement Income Security Act, subject to the provisions of subparagraph (c) hereof,

vi.	the Equal Pay Act,

vii.	the Civil Rights Act of 1866,

viii.	the Civil Rights Act of 1991,

ix.	the Ohio Civil Rights Act, Ohio Rev. Code §4112.01 et seq. or other state’s equivalent statute,

x.	the Ohio Whistleblower Protection Act, Ohio Rev. Code 4113.51 et seq. or other state’s equivalent statute, and/or

c)	any other claim or cause of action whatsoever, including, but not limited to, any statutory or common law claim, whether arising at law or in equity, including, but not limited to those claims sounding in tort, estoppel, waiver, personal injury, contract, fraud, misrepresentation, defamation, breach of duty, or negligence of or by any member of the GrafTech Group and occurring on or before the date Robertson signs this Agreement. Notwithstanding anything in this Agreement to the contrary, to the extent Robertson or members of his immediate family have existing rights under the terms of a GrafTech-sponsored employee benefit plan, including GrafTech’s 401(k) plan, Executive Incentive Compensation Plan, group health plan, group term life insurance plan and/or Compensation Deferral Program, such rights are not waived and shall continue to be governed by the terms of the applicable plans, if any. If any claim is not subject to release, to the extent permitted by law, Robertson waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which GrafTech or any member of the GrafTech Group is a party.

5.    Acknowledgments and Affirmations.
(a)Robertson affirms that he has not filed or caused to be filed and is not presently a party to any claim, legal proceeding, or administrative proceeding against any member of the GrafTech Group and is not aware of any material violation of GrafTech’s policies and procedures that has not been reported in accordance with GrafTech’s procedures. Robertson and GrafTech acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Robertson agrees that if any administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.

(b)Robertson affirms that he has no known workplace injuries or occupational diseases; that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or similar leave entitlement laws; that he has not been retaliated against for reporting any allegations of wrongdoing by any member of the GrafTech Group; and that all of GrafTech’s decisions regarding Robertson’s pay and benefits through the date of Robertson’s termination were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

(c)Robertson affirms that he has returned all of GrafTech’s property, documents, and/or Confidential Information in Robertson’s possession or control. Robertson also affirms that Robertson is in possession of all personal property that he had at GrafTech’s premises and that GrafTech is not in possession of any of Robertson’s property.

6.    Mutual Non-Disparagement. Neither Robertson nor any member of the Robertson Group will make any oral or written statement, or take any other action, which disparages the GrafTech Group or any of its constituent members; and neither the GrafTech Group nor any of its constituent members will make any oral or written statement, or take any other action, which disparages the Robertson Group or any of its constituent members. Without limiting the generality of the preceding sentence, the specific terms of this Agreement shall remain confidential until the eighth (8th) calendar day following the date of its execution, to take into account Robertson’s revocation right. .

7.     Ongoing Cooperation. Robertson agrees that, for a period of three (3) years, ending September 5, 2016, he will cooperate as reasonably necessary consistent with his business obligations in any legal disputes and/or proceedings and/or business matters relating to issues and/or incidents which took place during his term of employment. Such cooperation may include appearances in court or discovery proceedings. Robertson’s reasonable out-of-pocket expenses, including but not limited to reasonable travel expenses and lost wages or business income incurred in connection therewith, shall be borne by GrafTech. Robertson understands and agrees that nothing in this provision is intended to mean or be interpreted as a request or requirement that Robertson testify, opine or otherwise communicate in any manner other than one that is truthful, honest and in full accord with Robertson’s own individual thoughts, recollections or beliefs in the course of any potential legal dispute, proceeding or business matter. GrafTech is unequivocal that it in no way intends for this Agreement or the offer of this Agreement to Robertson to be interpreted as an inducement to shed, artificial or unduly favorable light on the actions of GrafTech or its representatives in the course of any such legal dispute, proceeding or business matter in which Robertson may be obliged to participate. Robertson agrees and understands that GrafTech, while not required to, often offers agreements to certain of its employees as a normal course of the business of GrafTech. Said agreements, like this one, often contain “Ongoing Cooperation” provisions.
8.     Confidential Information. In the course of his employment with GrafTech and its predecessors, Robertson may have had access to confidential and proprietary information and records, data and other trade secrets of the GrafTech Group (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding the GrafTech Group: corporate information, including plans, strategies, policies, resolutions and any litigation or negotiations; health, safety, and environmental information; marketing information, including strategies, pricing, methods, customers, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational information, including trade secrets and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations. Robertson shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way; provided, that nothing in this Agreement shall prohibit or restrict Robertson from making any disclosure of information required by law, or providing information to, or testifying or otherwise assisting in any investigation initiated or any proceeding brought by any federal, state or local governmental agency. For purposes of this paragraph, Confidential Information does not include any publicly available information or any information, artwork, prints, patents or other rights that Robertson had or owned prior or subsequent to employment with GrafTech or its predecessors, or personal information specifically related to Robertson such as his own employment salary, compensation, positions held, performance, accomplishments and resume. Robertson understands and agrees that nothing in this provision is intended to mean or be interpreted as a request or requirement that Robertson testify, opine or otherwise communicate in any manner other than one that is truthful, honest and in full accord with Robertson’s own individual thoughts, recollections or beliefs in the course of any potential legal dispute, proceeding or business matter. GrafTech is unequivocal that it in no way intends for this

Agreement or the offer of this Agreement to Robertson to be interpreted as an inducement to shed, artificial or unduly favorable light on the actions of GrafTech or its representatives in the course of any such legal dispute, proceeding or business matter in which Robertson may be obliged to participate. Robertson agrees and understands that GrafTech, while not required to, often offers agreements to certain of its employees as a normal course of the business of GrafTech. Said agreements, like this one, often contain “Confidential Information” provisions.
9.    Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard for the conflicts of law rules thereof, except to the extent that federal law applies. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach.
10.    Severability. In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the Parties to this Agreement, to be modified, amended, and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.
11.    No Other Representations or Agreements. Robertson acknowledges that no promises or representations have been made to induce him to sign this Agreement other than those expressly set forth in this Agreement, and that he has signed this Agreement as his own free and voluntary act after a reasonable period of time to consider the Agreement and after consulting with his attorney.
12.    Entirety of Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. No provision of this Agreement may be modified, except by a written instrument duly signed and acknowledged by the parties hereto.
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ROBERTSON IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. ROBERTSON ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

ROBERTSON MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ROBERTSON SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO BRIAN BLOWES, VICE PRESIDENT OF HUMAN RESOURCES, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO BRIAN BLOWES OR MAILED TO BRIAN BLOWES AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER ROBERTSON SIGNS THIS AGREEMENT AND GENERAL RELEASE.

ROBERTSON AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP-TO-TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

ROBERTSON FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE.

Robertson and GrafTech knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

GRAFTECH INTERNATIONAL HOLDINGS INC

By: /s/ Craig S. Shular
By: /s/ Lindon G. Robertson             Craig S. Shular
Lindon G. Robertson                    Chief Executive Officer

Date: September 6, 2013 Date: September 6, 2013